EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

CREXENDO, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid (Primary)	Equity	Common Stock, par value $0.001 per share	457(o)	(1)	(2)	$75,000,000	0.00014760	$11,070.00
Fees to Be Paid (Secondary)	Equity	Common Stock, par value $0.001 per share	Rule 457(c)	3,500,000	$4.41 (3)	$15,435,000	0.00014760	$2,278.21
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts:					$90,435,000		$13,348.21
	Total Fees Previously Paid:							—
	Total Fee Offsets:							—
	Net Fee Due:							$13,348.21

(1)	An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices.

(2)	Estimated solely for the purpose of calculating the registration fee. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $75,000,000.

(3)

With respect to the secondary offering, the registration fee has been calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low prices reported for the registrant’s common stock on May 2, 2024.